EXHIBIT 3


                             ARTICLES OF INCORPORATION
                                         OF
                                   TOROTEL, INC.


                                    ARTICLE ONE

   	The name of the Corporation is TOROTEL, INC.

                                    ARTICLE TWO

   	The address of its registered office in the State of Missouri is 1200 Main Street, Suite 3100, Kansas City, Missouri 64105 and the name of its registered agent at such address is SHB Registered Agent, Inc.

                                   ARTICLE THREE

   	The aggregate number of shares which the Corporation shall have authority to issue shall be Six Million (6,000,000) shares of common stock of par value of
One Cent ($.01) per share, and there shall be no preemptive rights for any shareholder arising therefrom and no preferences or qualifications or limitations or restrictions or special rights of any character whatsoever in respect to said shares.
   	The Board of Directors is authorized in its discretion to determine, fix and approve the consideration other than money for shares which may be issued, and to determine the fair value to the Corporation of such consideration.

                                    ARTICLE FOUR

   	The number of shares to be issued before the Corporation shall commence business is Fifty (50) shares having a total value of $5,000.00. Five Thousand and No/100 Dollars ($5,000.00) has been paid up in lawful money of the United States.

                                    ARTICLE SIX

   	The number of directors for the Corporation who shall be elected from time to time by the Shareholders is seven (7).

                                   ARTICLE SEVEN

   	The duration of the Corporation is perpetual.

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                                   ARTICLE EIGHT

     The Corporation is formed for the following purposes:

        A. 	To buy, utilize, lease, rent, import, export, franchise, operate, manufacture, produce, design, prepare, assemble, fabricate, improve, develop, sell, lease, mortgage, pledge, hypothecate, distribute and otherwise deal in, at wholesale, retail or otherwise, and as principal, agent or otherwise, all commodities, goods, wares, merchandise, devices, apparatus, equipment and all other personal property, whether tangible or intangible, of every kind, without limitation as to description, location or amount, including specifically, but not limited to, electronic component parts and telecommunication component parts.

        B. 	To apply for, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own use, operate, enjoy, turn to account, grant franchise or licenses in respect of, manufacture under, introduce, sell, assign, mortgage, pledge or otherwise dispose of:

              (1) 	Any and all inventions, devices, method, processes and
                   formulae and any improvements and modifications thereof;

              (2) 	Any and all letters patent of the United States or of any
                   other country, state or locality, and all rights connected therewith or appertaining thereto;

              (3) 	Any and all copyrights, granted by the United States or any
                   other country, state or locality, and

              (4) 	Any and all trademarks, trade names, trade symbols and other indications or origin and ownership granted by or recognized under the laws of the United States or of any other country, state or locality; and to conduct and carry on its business in any or all of its various branches under any trade name or trade names.

        C. 	To engage in, carry on and conduct research, experiments,
            investigations, analyses, studies and laboratory work, for the purpose of discovering new products or to improve products or services.

        D. 	To buy, lease, rent or otherwise acquire, own, hold, use, divide, partition, develop, improve, operate and sell, lease, mortgage or otherwise dispose of, deal in and turn to account, real estate, leaseholds and any and all interests or estates appertaining thereto.

        E. 	To enter into any lawful contract or contracts with persons, firms, corporations, other entities, governments or any agencies or subdivision thereof, including guaranteeing the performance of any contract or any obligation of any person, firm, corporation or other entity.

        F. 	To purchase and acquire, as a going concern or otherwise, and to carry on, maintain and operate all or any part of the property or business of any corporation, firm, association, entity, syndicate or persons whatsoever, deemed to be of benefit to the Corporation, or of use in any manner in connection with any of its purposes; and to dispose thereof upon such terms as may seem advisable to the Corporation.

        G. 	To invest, lend and deal with monies of the Corporation in any lawful manner, and to acquire by purchase, by the exchange of stock or other securities of the Corporation, by subscription or otherwise, and to invest in, to hold for investment or for any other purpose, and to use, sell, pledge or otherwise dispose of, and in general to deal in any interest concerning, or enter into any transaction with respect to (including "long" and "short" sales of), any stocks, bonds, notes, debentures, certificates, receipts and other securities and obligations of any government, state, municipality, corporation, association or other entity, including individuals and partnership and, while owner thereof, to excercise

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            all of the rights, powers and privileges of ownership, including, among other things, the right to vote thereon for any and all purposes and to give consents with respect thereto.

        H. 	To borrow or raise money for any purpose of the Corporation and to secure any loan, indebtedness or obligation of the Corporation and the interest accruing thereon, and for that or any other purpose,to mortgage, pledge, hypothecate or change all or any part of the present or hereafter acquired property, rights and franchises of the Corporation, real, personal, mixed or of any character whatever, subject only to limitations specifically imposed by law.

        I. 	To do any or all of the things herein above enumerated, alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

        J. 	To have one or more offices, to conduct its business, carry on its operations and promote its objects within and without the State of Missouri, in other states, the District of Columbia, the territories, colonies and dependencies of the United States, in foreign countries and anywhere in the world, without restriction as to place, manner or amount, but subject to the laws applicable thereto; and to do any or all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in company with others.

        K. 	In general to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the Corporation, as fully and freely as a natural person might do, to the extent and in the manner, and any where within and without the State of Missouri, as it may from time to time determine; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of general business corporations organized for profit thereunder; provided, however, that the Corporation shall not engage in any activity for which a corporation may not be formed under the laws of the State of Missouri.

        L. 	It is intended that each of the purposes and powers specified in each of the paragraphs of this ARTICLE EIGHT shall be in no way limited or restricted by reference to or inference from the term of any other paragraph, but that the purposes and powers specified in each of the paragraphs of this ARTICLE EIGHT shall be regarded as independent purposes and powers. The enumeration of specific purposes and powers in this ARTICLE EIGHT shall not be construed to restrict in any manner the general purposes and powers of this Corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature. The enumeration of purposes and powers herein shall not be deemed to exclude or in any way limit by inference any purposes or powers which this Corporation has power to exercise, whether expressly by the laws of the State of Missouri, now or hereafter in effect, or implied by any reasonable construction of such laws.

                                   ARTICLE NINE

    Both the Shareholders and the Board of Directors shall have equal power to make, alter, amend, suspend or repeal By-laws for the Corporation from time to time; provided, however, that the power of the Directors to alter, amend,


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suspend or repeal the By-laws or any portion thereof may be denied as to any
By-laws or portion thereof enacted by the Shareholders if at the time of such enactment the shareholders shall so expressly provide.

                                   ARTICLE TEN

   	These Articles of Incorporation may be amended in any respect from time to time by the Shareholders as provided by the laws of the State of Missouri.
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